FOR IMMEDIATE RELEASE

Spiral Toys Appoints Akio Ariura as Chief Financial Officer

LOS ANGELES, CA – July 23, 2015 – Spiral Toys (OTCQB: STOY), a leading provider of mobile-connected wireless entertainment products, has appointed Akio Ariura as chief financial officer.

Ariura formerly served as CFO of Radient Pharmaceuticals, a Southern California-based medical diagnostic products company. Prior to Radient, Ariura was a consultant with Resources Global Professionals and previously held senior positions at Sunvest Industries and Derlan Industries.

“Akio brings more than 35 years of finance and management experience to Spiral Toys,” said Mark Meyers, CEO of Spiral Toys. “His breadth of experience will be a strong complement to our executive team and will be an important part of the team as we continue to execute on our strategic and financial goals.

Ariura commented: “Spiral Toys has made tremendous progress during 2015 and has reached a meaningful inflection point in its development. I look forward to joining this talented team and contributing to the company's next phase of growth.”

Ariura earned his Bachelor of Science degree in business administration from the University of Southern California.

About Spiral Toys

Spiral Toys (OTCQB: STOY) is a California-based company with its business, founded by a former senior executive of Disney and Sony, focused on developing and marketing products and mobile applications in the mobile-connected space. Spiral’s mobile-connected entertainment platform connects physical items to today’s top mobile devices through wireless technologies, creating a new kind of interactive user experience.

Spiral sells its products worldwide, and is developing additional applications based on its platform technology for several different verticals within the entertainment industry. Spiral collects revenue on both the physical purchase of goods and the sale of digital content through Apple’s App Store and the Google Marketplace. The company also acts as co-developer with major entertainment studios. For more information, visit www.spiraltoys.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws, including statements relating to expectations for the performance of Spiral Toys. The terms "expects", "would", "will", "believes", and similar terms are intended to identify these forward-looking statements. Forward-looking statements are based on estimates and assumptions made by Spiral Toys in light of its experience and its perception of current conditions and expected future developments, as well as other factors that Spiral Toys believes are appropriate in the circumstances. Many factors could cause Spiral Toys' actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. These risk factors and others relating to Spiral Toys that may cause actual results to differ are set forth in Spiral Toys' periodic filings with the U.S. Securities and Exchange Commission (copies of which filings may be obtained at www.sec.gov). These factors should be considered carefully, and readers should not place undue reliance on Spiral Toys' forward-looking statements. Spiral Toys has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact:

Mark Meyers, CEO

Spiral Toys

Tel (844) 681-7627

investor@spiraltoys.com

Media Relations:
Nicole Gornall Rohrer
Echo Factory
Tel (626) 993-3770
nicole@echo-factory.com

Investor Relations:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

STOY@liolios.com

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